Exhibit 99.1

July 23, 2003

TETRA TECH REPORTS THIRD QUARTER 2003 RESULTS

Diluted Earnings Per Share up 68%, Gross Revenue up 32%

Pasadena,California. Tetra Tech, Inc. (NASDAQ: TTEK) today announced third quarter results for fiscal year 2003.  Gross revenue for the quarter ended June 29, 2003 was $313.6 million, up 31.7% from gross revenue of $238.2 million for the same quarter last year.  Net revenue for the quarter was $231.8 million, up 25.0% from $185.4 million a year ago.  Income from operations for the quarter was $25.6 million, or 82.1% more than the $14.0 million for last year’s third quarter.  Net income for the quarter was $13.8 million, up 70.5% from $8.1 million a year ago.  Diluted earnings per share were 25 cents compared to 15 cents for the previous year, a 67.8% increase.

For the nine-month period, gross revenue was $792.1 million, up 10.4% over gross revenue of $717.3 million for the same period last year.  Net revenue for the nine months was $605.6 million, increasing 10.4% from $548.4 million for the same period last year.  Income from operations for the nine months was $64.0 million, or 42.2% more than the $45.0 million for the same period last year.  Income before the cumulative effect of accounting change for the nine months was $34.4 million, up 38.9% from $24.7 million for the same period last year.  Net loss for the nine months, as a result of the cumulative effect of an accounting change related to a goodwill impairment adjustment of $114.7 million, was $80.3 million, compared to net income of $24.7 million for the same period last year.  Diluted earnings per share before the cumulative effect of accounting change for the nine months were 62 cents, an increase of 38.0% compared to 45 cents for the previous period last year.

	Third Quarter Ended		Nine Months Ended
	June 29, 2003	June 30, 2002	June 29,2003	June 30,2002
Gross Revenue	$313,556,000	$238,171,000	$792,100,000	$717,327,000
Net Revenue	231,792,000	185,436,000	605,644,000	548,398,000
Income from Operations	25,564,000	14,036,000	64,011,000	45,005,000
Income Before Cumulative
Effect of Accounting Change	13,811,000	8,100,000	34,375,000	24,745,000
Net Income (Loss)	13,811,000	8,100,000	(80,294,000)	24,745,000

EPS Before Cumulative Effect
of Accounting Change:
Basic	0.26	0.15	0.64	0.47
Diluted	0.25	0.15	0.62	0.45

Basic Shares Outstanding	53,553,000	52,976,000	53,404,000	52,589,000
Diluted Shares Outstanding	56,086,000	55,201,000	55,503,000	55,126,000

Cumulative Effect of Accounting Change

On September 30, 2002, Tetra Tech adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).  As a result of performing the required steps of SFAS 142, Tetra Tech wrote off 100% of the goodwill related to the historical Communications segment during the second quarter of fiscal 2003.  This write-off is categorized as a cumulative effect of accounting change outside of income from operations.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking and the actual results could differ materially.  These statements do not include the potential impact of material corporate transactions that may be completed after the date of this release.  The Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

Tetra Tech expects diluted earnings per share for the fourth quarter of 2003 to be approximately 28 cents.  Net revenue for that quarter is expected to range from approximately $240 million to $250 million.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With more than 8,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

Investors will have the opportunity to access a live audio-visual webcast and supplemental financial information concerning the third quarter results through a link posted on the Company’s web site at www.tetratech.com on July 24, 2003 at 8:00 a.m. (PT)

CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations (626) 351-4664

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning Tetra Tech’s fiscal 2003 financial and business prospects.  The statements, which represent Tetra Tech’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; the impact of downturns in the financial markets on its clients; management of its growth strategy; credit risks associated with commercial clients; the consolidation of its client base; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audit of its contracts with governmental agencies;

losses under fixed-price contracts or termination of contracts at the client’s discretion; backlog cancellation or adjustment; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech’s reports to the Securities and Exchange Commission, including those under the heading “Risk Factors” in its Form 10-K for the fiscal year ended September 29, 2002 and Form 10-Q for the fiscal quarter ended March 30, 2003.  Tetra Tech undertakes no duty to update the Forward-Looking Statements.